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                                                                    EXHIBIT 12.2

                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (in millions except ratios)

                                                                          Thirteen Weeks Ended
                                                                         -----------------------
                                                                         Sept. 30,    Oct. 1,
                                                                           1995         1995
                                                                         ----------  -----------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                                        $     59     $     55
   Interest portion of rental expense                                            21           21
                                                                         ----------  -----------
   Total fixed charges before capitalized interest
      and preferred stock dividend requirements                                  80           76
   Capitalized interest                                                           3            3
   Preferred stock dividend requirements (1)                                     11           10
                                                                         ----------  -----------
      Total fixed charges and preferred stock
         dividend requirements                                             $     94     $     89
                                                                         ==========  ===========

Earnings available for fixed charges and preferred
      stock dividend requirements:
   Income before income taxes                                              $    282     $    254
   Less undistributed income in minority owned companies                         (2)          (3)
   Add minority interest in majority-owned subsidiaries                          10           10
   Add amortization of capitalized interest                                       5            5
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                                      80           76
                                                                         ----------  -----------
      Total earnings available for fixed charges and
         preferred stock dividend requirements                             $    375     $    342
                                                                         ==========  ===========

Ratio of earnings to fixed charges and preferred stock
   dividend requirements                                                        4.0          3.8
                                                                         ==========  ===========

 (1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.





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